Press Release Exhibit 99.1

Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456
investorrelations@acuitybrands.com

Media Contact:
April Appling
Vice President, Corporate Communications
corporatecommunications@acuitybrands.com

Acuity Brands Reports Fiscal 2025 First-Quarter Results
Solid Execution Delivers Sales Growth and EPS Expansion; Post-Quarter Completed QSC Acquisition

■Delivered Net Sales of $952M, an Increase of 2% Compared to the Prior Year
■Grew Operating Profit to $133M, Flat Compared to the Prior Year; Adjusted Operating Profit of $159M, up 3% Over the Prior Year
■Reported Diluted EPS of $3.35, up 4% Over the Prior Year; Adjusted Diluted EPS of $3.97, up 7% Over the Prior Year
■Completed the Acquisition of QSC, LLC Effective January 1, 2025

ATLANTA, January 8, 2025 - Acuity Brands, Inc. (NYSE: AYI) (the “Company”), a market-leading industrial technology company, announced net sales of $951.6 million in the first quarter of fiscal 2025 ended November 30, 2024, an increase of $16.9 million, or 1.8 percent, compared to the prior year.
“Our fiscal 2025 first quarter performance was solid,” stated Neil Ashe, Chairman, President and Chief Executive Officer of Acuity Brands, Inc. “We delivered sales growth, increased our adjusted operating profit and adjusted operating profit margin, and increased our adjusted diluted earnings per share.” Neil Ashe went on to say, “We're also pleased to welcome QSC to Acuity, having successfully closed the acquisition last week.”
Operating profit was $133.3 million in the first quarter of fiscal 2025, an increase of $0.4 million, or 0.3 percent, compared to the prior year. Operating profit as a percent of net sales was 14.0 percent in the first quarter of fiscal 2025, a decrease of 20 basis points compared to the prior year. Adjusted operating profit was $158.7 million in the first quarter of fiscal 2025, an increase of $4.8 million, or 3.1 percent, compared to the prior year. Adjusted operating profit as a percent of net sales was 16.7 percent in the first quarter of fiscal 2025, an increase of 20 basis points compared to the prior year.
Diluted earnings per share was $3.35 in the first quarter of fiscal 2025, an increase of $0.14, or 4.4 percent, compared to the prior year. Adjusted diluted earnings per share was $3.97 in the first quarter of fiscal 2025, an increase of $0.25, or 6.7 percent, from $3.72 in the prior year.

Press Release Exhibit 99.1
Segment Performance
Acuity Brands Lighting
Acuity Brands Lighting generated net sales of $886.0 million in the first quarter of fiscal 2025, an increase of $9.6 million, or 1.1 percent, compared to the prior year.
Operating profit was $143.3 million in the first quarter of fiscal 2025, a decrease of $0.5 million, or 0.3 percent, compared to the prior year. Operating profit as a percent of Acuity Brands Lighting net sales was 16.2 percent in the first quarter of fiscal 2025, a decrease of 20 basis points compared to the prior year. Adjusted operating profit was $153.5 million in the first quarter of fiscal 2025, a decrease of $0.3 million, or 0.2 percent, compared to the prior year. Adjusted operating profit as a percent of Acuity Brands Lighting net sales was 17.3 percent in the first quarter of fiscal 2025, a decrease of 20 basis points compared to the prior year.
Acuity Intelligent Spaces
Acuity Intelligent Spaces generated net sales of $73.5 million in the first quarter of fiscal 2025, an increase of $9.3 million, or 14.5 percent, compared to the prior year.
Operating profit was $10.8 million in the first quarter of fiscal 2025, an increase of $5.5 million compared to the prior year. Operating profit as a percent of Acuity Intelligent Spaces net sales was 14.7 percent in the first quarter of fiscal 2025, an increase of 640 basis points compared to the prior year. Adjusted operating profit was $15.4 million in the first quarter of fiscal 2025, an increase of $5.1 million compared to the prior year. Adjusted operating profit as a percent of Acuity Intelligent Spaces net sales was 21.0 percent in the first quarter of fiscal 2025, an increase of 500 basis points compared to the prior year.
Cash Flow and Capital Allocation
Net cash from operating activities was $132.2 million for the first three months of fiscal 2025. During the quarter the Company repurchased approximately 17,000 shares of common stock for a total of approximately $5 million.
Post-Quarter Events
Effective January 1, 2025, the Company completed the acquisition of QSC, LLC. The acquisition expands Acuity's Intelligent Spaces into cloud-manageable audio, video and control. The gross purchase price was $1.215 billion, or $1.1 billion net of approximately $100 million in present value of expected tax benefits.
Today's Call Details
The Company will host a conference call at 8:00 a.m. (ET) today, Wednesday, January 8, 2025. Neil Ashe, Chairman, President and Chief Executive Officer of Acuity Brands, Inc. will lead the call. The conference call and earnings release can be accessed via the Investor Relations section of the Company's website at www.investors.acuitybrands.com. A replay of the call will also be posted to the Investor Relations website within two hours of the completion of the conference call and will be available on the website for a limited time.

Press Release Exhibit 99.1
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We use technology to solve problems in spaces, light, and more things to come. Through our two business segments, Acuity Brands Lighting and Acuity Intelligent Spaces, we design, manufacture, and bring to market products and services that make a valuable difference in people’s lives.
We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management solutions, and an audio, video and control platform. We achieve customer-focused efficiencies that allow us to increase market share and deliver superior returns. We look to aggressively deploy capital to grow the business and to enter attractive new verticals.
Acuity Brands, Inc. is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 13,000 dedicated and talented associates. Visit us at www.acuitybrands.com
Non-GAAP Financial Measures
This news release includes the following non-generally accepted accounting principles (“GAAP”) financial measures: “adjusted operating profit” and “adjusted operating profit margin” for total company and by segment; “adjusted net income;” “adjusted diluted EPS;” “earnings before interest, taxes, depreciation, and amortization (“EBITDA”);" "EBITDA margin;" “adjusted EBITDA;” and "adjusted EBITDA margin". These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, and acquisition-related items.
We also provide “free cash flow” (“FCF”) to enhance the reader’s understanding of the Company’s ability to generate additional cash from its business.
Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software. Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.
The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin for total company and by segment are “operating profit” and “operating profit margin,” respectively, for total company and by segment, which include the impact of amortization of acquired intangible assets and share-based payment expense. Adjusted operating profit margin is adjusted operating profit divided by net sales for total company and by segment. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. Adjusted diluted EPS is adjusted net income divided by diluted weighted average shares outstanding. The most directly comparable GAAP measure for EBITDA is “net income”, which includes the impact of net interest expense, income taxes, depreciation, and amortization of acquired intangible assets. EBITDA margin is EBITDA divided by net sales for total company. The most

Press Release Exhibit 99.1
directly comparable GAAP measure for adjusted EBITDA is “net income”, which includes the impact of net interest expense, income taxes, depreciation, amortization of acquired intangible assets, share-based payment expense, acquisition-related items, and miscellaneous (income) expense, net. Adjusted EBITDA margin is adjusted EBITDA divided by net sales for total company. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release.
The Company defines FCF as net cash provided by operating activities less purchases of property, plant and equipment. A calculation of this measure is available in this news release.
The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures. Our presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that our future results will be unaffected by other unusual or non-recurring items.
Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, but are not limited to, statements that describe or relate to the Company’s plans, initiatives, projections, vision, goals, targets, commitments, expectations, objectives, prospects, strategies, or financial outlook, and the assumptions underlying or relating thereto. In some cases, we may use words such as “expect,” “believe,” “intend,” “anticipate,” “estimate,” “forecast,” “indicate,” “project,” “predict,” “plan,” “may,” “will,” “could,” “should,” “would,” “potential,” and words of similar meaning, as well as other words or expressions referencing future events, conditions, or circumstances, to identify forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on our current beliefs, expectations, and assumptions, which may not prove to be accurate, and are subject to known and unknown risks and uncertainties, assumptions, and other important factors, many of which are outside of our control and any of which could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties are discussed in our filings with the U.S. Securities and Exchange Commission, including our most recent annual report on Form 10-K (including, but not limited to, the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. This press release is not comprehensive, and for that reason, should be read in conjunction with such filings. You are cautioned not to place undue reliance on any forward-looking statements. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, whether as a result of new information, future events, or otherwise.

Press Release Exhibit 99.1
ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share data)

	November 30, 2024	August 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$935.6	$845.8
Accounts receivable, less reserve for doubtful accounts of $1.9 and $1.9, respectively	534.7	563.0
Inventories	391.1	387.6
Prepayments and other current assets	75.9	75.1
Total current assets	1,937.3	1,871.5
Property, plant, and equipment, net	299.8	303.9
Operating lease right-of-use assets	61.1	65.6
Goodwill	1,091.8	1,098.7
Intangible assets, net	440.3	440.5
Deferred income taxes	2.4	2.3
Other long-term assets	31.6	32.1
Total assets	$3,864.3	$3,814.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331.5	$352.3
Current operating lease liabilities	18.9	19.2
Accrued compensation	72.7	110.1
Other current liabilities	227.5	206.3
Total current liabilities	650.6	687.9
Long-term debt	496.3	496.2
Long-term operating lease liabilities	54.4	58.1
Accrued pension liabilities	37.5	37.5
Deferred income taxes	25.6	26.0
Other long-term liabilities	136.5	130.1
Total liabilities	1,400.9	1,435.8
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 50.0 shares authorized; none issued	—	—
Common stock, $0.01 par value per share; 500.0 shares authorized; 54.8 and 54.6 issued, respectively	0.5	0.5
Paid-in capital	1,120.5	1,115.9
Retained earnings	4,012.0	3,909.8
Accumulated other comprehensive loss	(131.7)	(114.9)
Treasury stock, at cost, of 23.8 and 23.8 shares, respectively	(2,537.9)	(2,532.5)
Total stockholders’ equity	2,463.4	2,378.8
Total liabilities and stockholders’ equity	$3,864.3	$3,814.6

Press Release Exhibit 99.1
ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended
	November 30, 2024	November 30, 2023
Net sales	$951.6	$934.7
Cost of products sold	502.3	506.3
Gross profit	449.3	428.4
Selling, distribution, and administrative expenses	316.0	295.5
Operating profit	133.3	132.9
Other (income) expense:
Interest (income) expense, net	(4.0)	0.9
Miscellaneous expense, net	2.5	1.1
Total other (income) expense	(1.5)	2.0
Income before income taxes	134.8	130.9
Income tax expense	28.1	30.3
Net income	$106.7	$100.6

Earnings per share(1):
Basic earnings per share	$3.45	$3.25
Basic weighted average number of shares outstanding	30.930	31.005
Diluted earnings per share	$3.35	$3.21
Diluted weighted average number of shares outstanding	31.799	31.365
Dividends declared per share	$0.15	$0.13
(1) Earnings per share is calculated using unrounded numbers. Amounts in the table may not recalculate exactly due to rounding.

Press Release Exhibit 99.1
ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended
	November 30, 2024	November 30, 2023
Cash flows from operating activities:
Net income	$106.7	$100.6
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	21.6	22.7
Share-based payment expense	12.1	11.1
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	25.2	37.8
Inventories	(5.1)	3.2
Prepayments and other current assets	(1.8)	(5.3)
Accounts payable	(14.5)	28.7
Other operating activities	(12.0)	(8.8)
Net cash provided by operating activities	132.2	190.0
Cash flows from investing activities:
Purchases of property, plant, and equipment	(18.9)	(14.6)
Other investing activities	0.5	0.1
Net cash used for investing activities	(18.4)	(14.5)
Cash flows from financing activities:
Repurchases of common stock	(6.7)	(48.2)
Proceeds from stock option exercises and other	15.6	1.6
Payments of taxes withheld on net settlement of equity awards	(23.1)	(9.0)
Dividends paid	(4.5)	(4.1)
Net cash used for financing activities	(18.7)	(59.7)
Effect of exchange rate changes on cash and cash equivalents	(5.3)	(0.4)
Net change in cash and cash equivalents	89.8	115.4
Cash and cash equivalents at beginning of period	845.8	397.9
Cash and cash equivalents at end of period	$935.6	$513.3

Press Release Exhibit 99.1
ACUITY BRANDS, INC.
DISAGGREGATED NET SALES
(In millions)

The following tables show net sales by channel for the periods presented:

	Three Months Ended
	November 30, 2024	November 30, 2023	Increase (Decrease)	Percent Change
Acuity Brands Lighting:
Independent sales network	$643.9	$625.2	$18.7	3.0%
Direct sales network	107.2	97.4	9.8	10.1%
Retail sales	44.9	55.6	(10.7)	(19.2)%
Corporate accounts	32.7	41.5	(8.8)	(21.2)%
Original equipment manufacturer and other	57.3	56.7	0.6	1.1%
Total Acuity Brands Lighting	886.0	876.4	9.6	1.1%
Acuity Intelligent Spaces	73.5	64.2	9.3	14.5%
Eliminations	(7.9)	(5.9)	(2.0)	33.9%
Total	$951.6	$934.7	$16.9	1.8%

Press Release Exhibit 99.1
ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures for total Company as well as our reportable operating segments (in millions except per share data):

	Three Months Ended
	November 30, 2024		November 30, 2023		Increase (Decrease)	Percent Change
Net sales	$951.6		$934.7		$16.9	1.8%

Operating profit (GAAP)	$133.3		$132.9		$0.4	0.3%
Percent of net sales (GAAP)		14.0%		14.2%	(20)	bps
Add-back: Amortization of acquired intangible assets	8.7		9.9
Add-back: Share-based payment expense	12.1		11.1
Add-back: Acquisition-related items (1)	4.6		—
Adjusted operating profit (Non-GAAP)	$158.7		$153.9		$4.8	3.1%
Percent of net sales (Non-GAAP)		16.7%		16.5%	20	bps

Net income (GAAP)	$106.7		$100.6		$6.1	6.1%
Add-back: Amortization of acquired intangible assets	8.7		9.9
Add-back: Share-based payment expense	12.1		11.1
Add-back: Acquisition-related items (1)	4.6		—
Total pre-tax adjustments to net income	25.4		21.0
Income tax effects	(5.8)		(4.8)
Adjusted net income (Non-GAAP)	$126.3		$116.8		$9.5	8.1%

Diluted earnings per share (GAAP)	$3.35		$3.21		$0.14	4.4%
Adjusted diluted earnings per share (Non-GAAP)	$3.97		$3.72		$0.25	6.7%

Net income (GAAP)	$106.7		$100.6		$6.1	6.1%
Percent of net sales (GAAP)		11.2%		10.8%	40	bps
Interest (income) expense, net	(4.0)		0.9
Income tax expense	28.1		30.3
Depreciation	12.9		12.8
Amortization of acquired intangible assets	8.7		9.9
EBITDA (Non-GAAP)	152.4		154.5		(2.1)	(1.4)%
Percent of net sales (Non-GAAP)		16.0%		16.5%	(50)	bps
Share-based payment expense	12.1		11.1
Acquisition-related items (1)	4.6		—
Miscellaneous expense, net	2.5		1.1
Adjusted EBITDA (Non-GAAP)	$171.6		$166.7		$4.9	2.9%
Percent of net sales (Non-GAAP)		18.0%		17.8%	20	bps
(1) Acquisition-related items include professional fees.

Press Release Exhibit 99.1

	Three Months Ended
Acuity Brands Lighting	November 30, 2024	November 30, 2023	Increase (Decrease)	Percent Change
Net sales	$886.0	$876.4	$9.6	1.1%

Operating profit (GAAP)	$143.3	$143.8	$(0.5)	(0.3)%
Add-back: Amortization of acquired intangible assets	5.9	6.5
Add-back: Share-based payment expense	4.3	3.5
Adjusted operating profit (Non-GAAP)	$153.5	$153.8	$(0.3)	(0.2)%

Operating profit margin (GAAP)	16.2%	16.4%	(20)	bps
Adjusted operating profit margin (Non-GAAP)	17.3%	17.5%	(20)	bps

	Three Months Ended
Acuity Intelligent Spaces	November 30, 2024	November 30, 2023	Increase (Decrease)	Percent Change
Net sales	$73.5	$64.2	$9.3	14.5%

Operating profit (GAAP)	$10.8	$5.3	$5.5	103.8%
Add-back: Amortization of acquired intangible assets	2.8	3.4
Add-back: Share-based payment expense	1.8	1.6
Adjusted operating profit (Non-GAAP)	$15.4	$10.3	$5.1	49.5%

Operating profit margin (GAAP)	14.7%	8.3%	640	bps
Adjusted operating profit margin (Non-GAAP)	21.0%	16.0%	500	bps

	Three Months Ended
	November 30, 2024	November 30, 2023	Increase (Decrease)	Percent Change
Net cash provided by operating activities (GAAP)	$132.2	$190.0	$(57.8)	(30.4)%
Less: Purchases of property, plant, and equipment	(18.9)	(14.6)
Free cash flow (Non-GAAP)	$113.3	$175.4	$(62.1)	(35.4)%